Exhibit 1.04

Investor Relations	Media Relations
Monish Bahl	Lorretta Gasper
CDC Corporation	CDC Software
678-259-8510	678-259-8631
mbahl@cdcsoftware.com	lgasper@cdcsoftware.com

CDC Software Signs Term Sheets to Acquire Two More SaaS

Offerings For its CDC gomembers On Demand Platform

SHANGHAI, ATLANTA, Feb. 01, 2010 — CDC Software Corporation (NASDAQ: CDCS), a global provider of enterprise software applications and services, today announced it signed binding term sheets to acquire two additional software as a service (SaaS) enterprise solution businesses as part of its previously announced strategy to expand its offering in the growing on-demand software market.

Two key recent acquisitions that are at the center of CDC Software’s SaaS expansion strategy are: CDC gomembers, a provider of SaaS enterprise solutions for the Not-For-Profit (NFP) and Non-Governmental Organizations (NGO) market and Truition, an on demand e-Commerce platform provider for retailers and brand manufacturers. CDC Software has adopted an acquire, integrate and grow strategy that is fueled by its global scalable business and technology platform that features an infrastructure of multiple complementary applications and services, domain expertise in vertical markets, cost effective product engineering centers in India and China and a worldwide network of direct sales and channel operations. By leveraging this platform, CDC Software has achieved a successful track record of integrating software companies that typically match a subscale profile and fit synergistically, as well as add new functionality within the company’s product roadmap. CDC Software’s business and technology platform also help integrate its acquisitions by driving more cross-sell synergy to its 6,000 customers globally, eliminating redundant expenses, streamlining efficiencies and positioning these businesses for organic growth and profitability.

As testament to CDC Software’s growth and profitability, CDC Software recently announced it projects 37 percent growth in quarterly license revenue over the average for the first three quarters of 2009 and 30 percent growth in organic license revenue for its Q4 2009 results, and estimates an increase in Adjusted EBITDA margin to about 27 percent in 2009, an improvement over 2008 and 2007.

The acquisitions announced today are expected to be integrated into the CDC gomembers product line. Both are privately held and include venture-financed technologies that CDC Software believes complement the gomembers’ enterprise suite. The first potential transaction includes association management software with integrated web modules and web collaboration tools that automate processes including membership, events services, communications and financials. The second potential acquisition provides enterprise resource planning and financial management for state and local governments, as well as donor and member-based NFPs, in North America. The state and local government offering is expected to allow the gomembers enterprise solution to expand into a large market within the NFP space that CDC Software believes is typically a good fit for SaaS solutions. According to market research from INPUT, local government spending for software is expected to grow from $6.9 billion in 2009 to $9.1 billion by 2014. This company’s customers range from small communities and villages to national governments, as well as donor and member-based NFPs, in the U.S. and in the Pacific region.

“Based upon our analysis performed to date, these acquisitions are expected to be earnings accretive immediately, fit our strict acquisition criteria and we believe will be excellent additions to the CDC gomembers product line,” said Bruce Cameron, president of CDC Software. “Our acquisition strategy, along with our other growth initiatives that include geographic expansion through resellers and partners, and increased cross-selling, as well as our ongoing programs to drive operational cost efficiencies, are part of our continuing plans to promote long-term growth and profitability for CDC Software. We believe these growth and cost efficiency strategies are effective since we already have announced that we expect to see an estimated 37 percent growth in quarterly license revenue over the average for the first three quarters, 30 percent increase in organic license revenues, and an increase in profitability for the fourth quarter of 2009. Furthermore, we believe that gomembers is one of the market leaders in their space that can become a dominant SaaS player in this underpenetrated market place and these latest acquisitions could serve as a key enabler for this strategy.”

According to Paul Plaia, president, CDC gomembers, “These potential acquisitions further advance our previously announced strategy to add SaaS companies to our CDC gomembers on demand platform for the NFP space. Specifically, we believe these targeted acquisitions are extremely synergistic in a number of areas including employees, customers, technology, markets and overall product offering. One business brings additional functionality and web-based technology to the CDC gomembers’ enterprise suite, while the other brings ERP and specific processing functionality for the needs of state and local governments and NFPs. We also believe the growing state and local government market sectors offer significant opportunity for gomembers.”

Plaia added, “CDC Software is excited on the prospect of adding these two new businesses and we expect to continue seeking to acquire more companies like these as we build scale and expand globally in the key vertical market of NFP/NGO. The solid performance of CDC Software’s recently acquired companies (Activplant, Truition and gomembers) have resulted in fourth quarter projections of $1.0 million in software as a service (SaaS) bookings closed in the last month of the fourth quarter in 2009. With this annualized $1.0 million run rate, our recurring revenue base, which we define as SaaS revenues plus maintenance revenues, is estimated to expand by approximately 12 percent As a result, we expect the majority of CDC Software’s revenue to continue to come from recurring sources considering our recent SaaS acquisitions plus our other acquisitions of companies with maintenance revenue. In fact, we expect recurring sources to grow as a percentage of our total revenue over time as we acquire more SaaS companies in fast growth vertical markets such as ecommerce and NFP/NGO.”

About CDC Software

CDC Software (NASDAQ: CDCS), The Customer-Driven Company™, is a provider of enterprise software applications and services designed to help organizations deliver a superior customer experience, while increasing efficiencies and profitability. CDC Software provides customers with maximum flexibility in their solutions through multiple deployment options which best fit their business needs. Leveraging a service-oriented architecture (SOA), CDC Software offers multiple delivery options for their solutions such as on-premise, cloud-based or hybrid (blending of the two options) deployment offerings. CDC Software’s product suite includes: CDC Factory (manufacturing operations management), Activplant (enterprise manufacturing intelligence), CDC Ross ERP (enterprise resource planning), CDC Supply Chain (supply chain management , warehouse management and order management),CDC xAlerts (real-time supply chain event management), CDC Power (discrete ERP), CDC eCommerce, CDC gomembers (not-for-profit/ non-governmental organizations), PeoplePoint (aged care), CDC Pivotal CRM and Saratoga CRM (customer relationship management), CDC Respond (customer complaint and feedback management), c360 CRM add-on products, industry solutions and development tools for the Microsoft Dynamics CRM platform, CDC HRM (human resources) and business analytics solutions.

These industry-specific solutions are used by more than 6,000 customers worldwide within the manufacturing, food and beverage, consumer packaged goods(CPG), financial services, NFP/NGO, health care, aged care, home building, real estate, wholesale and retail distribution industries. The company completes its offerings with a full continuum of services that span the life cycle of technology and software applications, including implementation, project consulting, technical support and IT consulting. For more information, please visit www.cdcsoftware.com.

About CDC Corporation

The CDC family of companies includes CDC Software (NASDAQ: CDCS) focused on enterprise software applications and services, CDC Global Services focused on IT consulting services, and outsourced R&D and application development, CDC Games focused on online games, and China.com China.com, Inc. (HKGEM:8006) focused on portals for the greater China markets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to our expectations for completing these acquisitions and the terms thereof, if at all, our expectations regarding the potential benefits of acquiring these business, including potential synergies, our beliefs about the competitive and market position of these businesses, our beliefs regarding technology and products, and the integration thereof, our expectations regarding our ability to attain future expansion and success with these businesses’ customers and in the NFP/NGO market segment, our beliefs regarding the earnings accretive nature of these transactions, our beliefs regarding Q4 2009 performance and the reasons thereof, our beliefs, regarding our current and future competitive market position, our beliefs regarding the timing and availability for any products developed, our beliefs regarding company’s products, and other statements that are not historical fact, the achievement of which involve risks, uncertainties or assumptions. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward looking statements including, among others: the conditions of the SaaS and NFP/NGO markets, the ability of CDC Software and these businesses’ products to address the business requirements of the market, demand for and market acceptance of these businesses’ technology, as well as: (a) the ability to realize strategic objectives by taking advantage of market opportunities; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the effects of restructurings and rationalization of operations in our companies; (d) the ability to address technological changes and developments including the development and enhancement of products; (e) the ability to develop and market successful products and services; (f) the entry of new competitors and their technological advances; (g) the need to develop, integrate and deploy enterprise software applications to meet customer’s requirements; and (h) the possibility of development or deployment difficulties or delays; If any such risks or uncertainties materialize or if any of the assumptions proves incorrect, our results could differ materially from the results expressed or implied by the forward-looking statements we make. Also, the results and benefits experienced by customers and users set forth in this press release may differ from those of other users and customers. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation, located at www.sec.gov. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.